                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           Cullen/Frost Bankers, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                                     [LOGO]

--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 31, 2000
--------------------------------------------------------------------------------

To the Shareholders of
CULLEN/FROST BANKERS, INC.:

     The Annual Meeting of Shareholders of Cullen/Frost Bankers, Inc. ("Cullen/Frost") will be held in the Commanders Room at The Frost National Bank, 100 West Houston Street, San Antonio, Texas, on Wednesday, May 31, 2000, at 10:00 a.m., San Antonio time, for the following purposes:

          1. To elect six Directors to serve until the 2003 Annual Meeting of Shareholders;

          2. To approve the selection of Ernst & Young LLP to act as independent auditors of Cullen/Frost for the fiscal year that began January 1, 2000; and

          3. To transact any other business that may properly come before the meeting.

     You must be a stockholder of record at the close of business on April 7, 2000, to vote at the Annual Meeting. In order to hold the meeting, holders of a majority of the outstanding shares must be present either in person or by proxy.

     Your vote is important, so please promptly complete and return the enclosed proxy in the postage prepaid envelope provided.

     All shareholders are cordially invited to attend the Annual Meeting.

                                            By Order of the Board of Directors

                                            /S/STAN McCORMICK
                                            STAN McCORMICK
                                            Corporate Secretary

Dated: April 19, 2000
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

Notice of Annual Meeting of Shareholders....................  Cover
Proxy Statement for the Annual Meeting of Shareholders......      1
Election of Directors (Item 1 on Proxy Card)................    2-4
General Information about the Board of Directors............      5
Meetings and Committees of the Board........................      6
Executive Compensation and Related Information..............      7
Board Compensation and Benefits Committee Report on
  Executive Compensation....................................    7-9
Compensation and Benefits Committee Interlocks and Insider
  Participation in Compensation Decisions...................      9
Summary of Cash and Certain Other Compensation..............     10
Other Plans and Agreements..................................  11-13
Executive Stock Ownership...................................     13
Performance Graph...........................................     14
Principal Shareholders......................................     15
Transactions with Management and Others.....................     15
Selection of Auditors (Item 2 on the Proxy Card)............  15-16
Shareholder Proposals.......................................     16
Other Matters...............................................     16

--------------------------------------------------------------------------------

                                     [LOGO]

--------------------------------------------------------------------------------

             PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 31, 2000
--------------------------------------------------------------------------------

                      SOLICITATION AND REVOCATION OF PROXY

     The Board of Directors of Cullen/Frost Bankers, Inc. ("Cullen/Frost" or the "Company") is soliciting proxies to be used at the Annual Meeting of Shareholders. The meeting will be held on May 31, 2000. This Proxy Statement and the accompanying proxy card are being mailed to shareholders beginning on or about April 19, 2000.

     The Company will pay for solicitation of these proxies for the Annual Meeting. The Directors, officers, and employees of Cullen/Frost may solicit proxies by mail, telephone, telegram, facsimile, or in person. Cullen/Frost has also retained Georgeson & Co., Inc. to assist in the solicitation of proxies, for a fee of approximately $6,500.00 plus out-of-pocket expenses. Cullen/Frost has requested that brokers, nominees, fiduciaries, and other custodians forward proxy-soliciting material to the beneficial owners of Cullen/Frost Common Stock. Cullen/Frost will reimburse them for their out-of-pocket expenses.

     All shares of Cullen/Frost Common Stock represented by properly executed proxies, if returned in time, will be voted at the meeting in accordance with the proxy's instructions. If no direction is given, proxies will be voted for all the proposals listed on the proxy and in the discretion of persons named on the proxy in connection with any other business properly coming before the meeting. If authority to vote on any matter is withheld, the shares will still be counted for determining the number of shares present at the meeting.

     A shareholder may revoke a proxy at any time before it is voted by delivering a written revocation notice at the Company's principal executive office to the Secretary of Cullen/Frost, Stan McCormick, 100 West Houston Street, San Antonio, Texas 78205. A shareholder who attends the meeting may vote by ballot at the meeting if desired, and such vote will cancel any proxy vote previously given.

                              VOTING OF SECURITIES

     The only class of voting securities of Cullen/Frost outstanding and entitled to vote at the meeting is Common Stock, par value $0.01 per share. On April 7, 2000, there were outstanding 52,340,633 shares of Common Stock, each entitled to one vote. A quorum of shareholders is required to hold a valid meeting. If the holders of at least a majority of the issued and outstanding shares are present or represented by proxy, a quorum will exist. Abstentions and broker non-votes are counted as present for establishing a quorum.

     Directors are elected by a plurality of the votes cast at the meeting. Other action is by the vote of the holders of a majority of the shares present or represented by proxy at the meeting. Abstentions and broker non-votes have the effect of a no vote on matters other than Director elections.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                             ELECTION OF DIRECTORS
                             (ITEM 1 ON PROXY CARD)

     The Company's Bylaws provide for a classified Board of Directors. Directors are assigned to one of three classes, all classes as equal in number as possible. The term of office of Class II will expire at the 2001 Annual Meeting, Class III at the 2002 Annual Meeting, and the term of office of Class I expires at this 2000 Annual Meeting.

     Of the seven Directors assigned to Class I, six have been nominated to serve for a new three-year term. Mr. Roy H. Cullen is retiring at the end of his current term as Director and will not be standing for re-election. If any nominee is unable to serve, the persons named in the proxy will vote in accordance with their best judgement unless otherwise instructed.

     The tables below provide information about each nominee and about each Director whose term continues after the meeting.

NOMINEES FOR TERM EXPIRING IN 2003:
Class I
-------

                                                                              SHARES OWNED(1,2)
                                                                           ------------------------
                                                                           AMOUNT AND
                                                                           NATURE OF
                                                               DIRECTOR    BENEFICIAL
           NAME             AGE      PRINCIPAL OCCUPATION       SINCE      OWNERSHIP        PERCENT
           ----             ---      --------------------      --------    ----------       -------
Isaac Arnold, Jr..........  64    Oil, real estate,              1977         37,968        0.07%
                                  investments
Harry H. Cullen...........  64    Oil, real estate,              1993(3)     298,532(4)     0.55%
                                  investments
Patrick B. Frost..........  40    President, The Frost           1997        182,904(5,8)   0.34%
                                  National Bank, a
                                  Cullen/Frost Subsidiary
James L. Hayne............  66    Managing partner of Catto      1977        163,716(6)     0.30%
                                  & Catto Insurance
Robert S. McClane.........  61    President, McClane             1985         70,076        0.13%
                                  Partners; former President
                                  of Cullen/ Frost
Mary Beth Williamson......  67    Education (Consultant)         1996         10,880        0.02%

DIRECTORS WHOSE TERM EXPIRES IN 2001:
Class II
--------
Royce S. Caldwell.........  61    Vice Chairman, SBC             1994         10,800        0.02%
                                  Operations, SBC
                                  Communications, Inc.
Ruben R. Cardenas.........  69    Attorney, Cardenas, Whitis     1995         12,000        0.02%
                                  & Stephen, L.L.P.

                                                                (Table continued on following page)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                                              SHARES OWNED(1,2)
                                                                           ------------------------
                                                                           AMOUNT AND
                                                                           NATURE OF
                                                               DIRECTOR    BENEFICIAL
           NAME             AGE      PRINCIPAL OCCUPATION       SINCE      OWNERSHIP        PERCENT
           ----             ---      --------------------      --------    ----------       -------
Henry E. Catto, Jr........  69    Vice Chairman, Catto &         1993         32,000        0.06%
                                  Catto Insurance; former
                                  Director, U. S.
                                  Information Agency; former
                                  U. S. Ambassador to Great
                                  Britain; and former Vice
                                  Chairman, H&C
                                  Communications
Cass O. Edwards...........  73    Chairman, Cassco Land Co.,     1998        413,664(6)     0.77%
                                  Inc.; Manager, Edwards
                                  Geren Limited; former
                                  Chairman, Overton
                                  Bancshares, Inc. and
                                  Director, Overton Bank &
                                  Trust (merged with Cullen/
                                  Frost)
Richard W. Evans, Jr......  53    Chairman of the Board,         1993        373,984(5)     0.69%
                                  Chief Executive Officer,
                                  and President of
                                  Cullen/Frost; Chairman of
                                  the Board and Chief
                                  Executive Officer of The
                                  Frost National Bank, a
                                  Cullen/Frost Subsidiary
T.C. Frost................  72    Senior Chairman of the         1966      1,595,058(5,7)   2.96%
                                  Board of Cullen/Frost
James W. Gorman, Jr.......  69    Oil, real estate and           1987         20,000(6)     0.04%
                                  investments
Richard M. Kleberg, III...  57    Banking and investments        1992         18,400        0.03%
Horace Wilkins, Jr........  49    President, Special             1997         10,400        0.02%
                                  Markets, SBC
                                  Communications, Inc.;
                                  former Regional President,
                                  Southwestern Bell
                                  Telephone Co.

                                                                (Table continued on following page)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                                              SHARES OWNED(1,2)
                                                                           ------------------------
                                                                           AMOUNT AND
                                                                           NATURE OF
                                                               DIRECTOR    BENEFICIAL
           NAME             AGE      PRINCIPAL OCCUPATION       SINCE      OWNERSHIP        PERCENT
           ----             ---      --------------------      --------    ----------       -------
DIRECTORS WHOSE TERM EXPIRES IN 2002:
Class III
---------
R. Denny Alexander........  54    Investments; former            1998        187,612(6)     0.35%
                                  Chairman, Overton Bank &
                                  Trust and Director,
                                  Overton Bancshares, Inc.
                                  (merged with Cullen/Frost)
Bob W. Coleman............  68    President and Chief            1997         17,113(6)     0.03%
                                  Executive Officer, Texace
                                  Corporation
Eugene H. Dawson, Sr......  65    Chairman of the Board,         1996         40,400        0.08%
                                  Pape-Dawson Consulting
                                  Engineers
Ruben M. Escobedo.........  62    Certified Public               1996         15,000(9)     0.03%
                                  Accountant
Joe R. Fulton.............  65    President, Fulton              1997         31,000(7)     0.06%
                                  Construction Corporation
Ida Clement Steen.........  47    Investments                    1996         12,300        0.02%

---------------

(1) All balances reflect a two for one stock split paid on June 22, 1999 to all shareholders in the class of record as of June 1, 1999.

(2) Beneficial ownership is as of December 31, 1999 unless otherwise indicated. The owners have sole voting and investment power for the shares of Cullen/Frost Common Stock reported. Beneficial ownership includes shares which the individual had a right to acquire pursuant to stock options exercisable within sixty (60) days from December 31, 1999: Mr. T. C. Frost 438,624; Mr. Alexander 4,000; Mr. Edwards 4,000; Mr. Evans 190,364; Mr.
    Patrick B. Frost 122,648; and Mr. McClane 34,000; all other Directors 10,000 options each. The number of shares of Cullen/Frost Common Stock beneficially owned by all Directors, nominees and named executive officers as a group is disclosed on page 11.

(3) Also served as a Director of Cullen Bank, a former Cullen/Frost Subsidiary, from 1969 to 1993.

(4) Includes 91,128 shares for which Mr. Harry Cullen has shared voting and investment power with Mr. Roy Cullen, and 19,584 shares with shared voting and investment power with others.

(5) Includes the following shares allocated under the 401(k) Stock Purchase Plan for Employees of Cullen/ Frost Bankers, Inc., for which each beneficial owner has both sole voting and investment power: Mr. T. C. Frost 44,198; Mr. Evans 32,686 and; Mr. P. Frost 13,920. In addition, the number of shares reported for Mr. T. C. Frost includes 41,184 shares held in the Pat and Tom Frost Foundation Trust for which Mr. T. C. Frost disclaims beneficial ownership.

(6) Disclaims beneficial ownership of shares: Mr. R. Denny Alexander 26,000 shares held in a charitable foundation; Mr. Bob Coleman 2,000 shares held in a charitable foundation; Mr. James Gorman 2,000 shares held in a charitable foundation; Mr. James Hayne 134,120 shares due to spouse's investment in a limited partnership; Mr. Cass O. Edwards 41,402 shares owned by his spouse.

(7) Beneficial ownership is as of January 31, 2000.

(8) Beneficial ownership is as of February 29, 2000.

(9) Beneficial ownership is as of March 31, 2000.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS

     No nominee has had any other principal occupation or employment with Cullen/Frost or any of its subsidiaries within the last five years.

     The following are directorships held by nominees and Directors in public companies (other than Cullen/ Frost) or in investment companies:

Mr.              TNP Enterprises, Inc.
  Alexander....
Mr. Arnold.....  Nuevo Energy Co.
Mr. Caldwell...  SBC Communications, Inc.;
                 Southwestern Bell
                   Telephone Company
Mr. Cardenas...  SBC Communications, Inc.
Mr. Escobedo...  Valero Energy Corp.
Mr. Gorman.....  Venus Exploration, Inc.
Mr. Wilkins....  American Water Works
                   Company, Inc.

     There are no arrangements or understandings between any nominee or Director of Cullen/Frost and any other person regarding their selection as a Director nominee.

     The only family relationships among the Directors or executive officers of Cullen/Frost which are first cousin or closer are those of Messrs. T. C. Frost and Patrick B. Frost, who are father and son; Mr. Henry E. Catto, Jr. and Mrs. James L. Hayne, who are first cousins; Messrs. Harry H. Cullen and Isaac Arnold, Jr. who are first cousins.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                      MEETINGS AND COMMITTEES OF THE BOARD

     The Cullen/Frost Board of Directors usually has four regularly scheduled quarterly meetings each year. In 1999 there were eight meetings. The Board has Executive, Audit, Compensation and Benefits, and Strategic Planning Committees. The Committees' functions and current members are as follows:

                                       EMPLOYEE
          COMMITTEE/MEMBERS             (Y)ES                           FUNCTION
          -----------------            --------                         --------
EXECUTIVE
  Richard W. Evans, Jr.                   Y       -- Acts for the Board of Directors between meetings,
  Patrick B. Frost                        Y            except as limited by Board resolutions, the
  T. C. Frost                             Y            Company's by-laws, or Texas law
       MEETINGS IN 1999: Four
AUDIT
  Isaac Arnold, Jr.                               -- Reviews:
  Royce Caldwell                                       Scope and results of external audits
  Ruben R. Cardenas                                    External auditors' performance of non-audit
  Eugene H. Dawson, Sr.                                services
  Richard M. Kleberg, III                              Independence of external auditors
       MEETINGS IN 1999: Four                          Internal audits and loan reviews for each
                                                       subsidiary
                                                       Regulatory examinations
                                                       Levels of criticized assets
                                                       Financial reporting practices of Cullen/Frost
                                                  -- Recommends choice for external auditor
COMPENSATION AND BENEFITS
  Roy H. Cullen                                   -- Recommends compensation for certain officers
  Ruben M. Escobedo                               -- Administrative committee for the Company's:
  James W. Gorman, Jr.                                 Retirement Plan
  Mary Beth Williamson                                 1983 and 1988 Non-Qualified Stock Option Plan
  John C. Korbell (Advisory Director)                  Restricted Stock Plan
       MEETINGS IN 1999: Two                           401(k) Stock Purchase Plan
                                                       1991 Stock Purchase Plan
                                                       1992 Stock Plan
                                                       Pre-Tax Benefit Plan
                                                       Group Medical and Life Insurance Plans
                                                       Director's 1997 Stock Plan
STRATEGIC PLANNING
  R. Denny Alexander                              -- Analyzes strategic directions for the Company
  Isaac Arnold, Jr.                               -- Monitors corporate mission statement and capital
  Richard W. Evans, Jr.                   Y          planning
  T. C. Frost                             Y       -- Reviews short-term and long-term goals
  James L. Hayne
       MEETINGS IN 1999: Four

     During 1999, all of the current Directors attended at least 75 percent of the aggregate of the meetings of the Board of Directors and the committees on which they served except for Mr. Isaac Arnold, Jr.

     Directors who are Cullen/Frost employees receive no fees for their services as Directors or committee members. Outside Directors receive $5,000 as an annual retainer fee, $1,250 for each board meeting attended, and a fee of $750 for each committee meeting to which he or she has been appointed. The Chairman of the Audit Committee receives $1,500 for each Audit Committee meeting attended. Each outside Director also receives a grant of stock options each year (4,000 stock options granted to each Director in 1999).

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

1. BOARD COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Benefits Committee of the Board of Directors (the "Committee") maintains compensation programs for the Company's executive officers that further the Company's mission.

COMPENSATION POLICIES

     - Compensation levels should be competitive with the median of comparable financial organizations to attract and maintain a stable, successful management team;

     - Executives' total compensation packages should depend upon the level of success in meeting specified Company and individual performance goals;

     - Executive ownership of the Company's Common Stock should be encouraged to align executives' interests with shareholders' interests; and

     - Sustained superior performance by individual executives should be rewarded.

COMMITTEE FUNCTIONS

     - Comprised of four independent, non-employee directors and one independent, non-employee advisory director;

     - Develop compensation policies linked to strategic business objectives and Company values;

     - Approve, assess, and administer compensation programs in support of compensation policies; and

     - Review all salary arrangements and other remuneration for a group of senior executives.

     Each year an independent consultant engaged by the Committee provides a comprehensive analysis of competitive market data. The data compares the Company's compensation practices and programs to a group of comparator companies that have business operations, total assets, market capitalizations, and lines of business similar to the Company. These companies include, but are not limited to, the companies in the Standard & Poor's (S&P's) Major Regional Bank Index. The Committee has chosen not to use solely the S&P's Major Regional Bank Index as its comparator group for compensation purposes since detailed data for all senior executives at the banks comprising the index is not available.

     The S&P's Major Regional Bank Index was used for comparison of total shareholder return shown in the Performance Graph on page 14.

     Key elements of the Company's executive compensation are base salary, annual incentives, and long-term compensation. The Committee considers all elements of an executive's total compensation package, including severance plans, insurance, and other benefits.

BASE SALARY

     - Represented 56% of total executive compensation in 1999.

     - Reviewed annually for each of the four highest-paid executives.

     - Based on subjective evaluation of individual performance, achievement, and contribution to growth.

     - May be adjusted to reflect competitive market levels following performance evaluations.

     - May be adjusted to attract and retain appropriate officers.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     - Company base salary levels were slightly below median market levels of comparator companies in 1999.

     - Merit increases were at a rate comparable to the increases provided at comparator companies.

ANNUAL INCENTIVES

     - Represented 15% of total executive compensation in 1999.

     - Promote and reward teamwork as measured by overall corporate performance and also recognize individual contributions.

     - No bonus pool established until Company achieves a predetermined level of financial performance as established by the Committee.

     - Committee has authority to adjust the total bonus pool up or down by 20%.

LONG-TERM INCENTIVES

     - Represented 29% of total executive compensation in 1999.

     - Award size dependent upon levels of responsibility, prior experience, individual performance, and compensation practices at comparator companies.

     - Current stock holdings and the magnitude of outstanding long-term incentives are not considered in making current awards.

STOCK OPTIONS

     - Primary long-term incentive vehicle.

     - Nonqualified stock options granted at a price not less than the fair market value of the Common Stock on the date of grant.

     - Size of stock option grants determined based on a percentage of annualized base salary; may be adjusted based on Committee's subjective evaluation of individual factors and historical awards.

     - Committee's objective is to deliver a competitive award opportunity.

     - Number awarded varies from year to year.

RESTRICTED STOCK

     - Provides executives with immediate link to shareholder interests.

     - Helps maintain a stable executive team.

     In 1999, the Committee and senior management again reviewed competitive market data for long-term incentive awards. Senior management made a conscious decision to grant awards that were somewhat below competitive market levels for 1999 for the majority of employees to allow grants to be made to more employees. This was the second consecutive year in which this was done. The Committee was concerned about the shortfall in award levels in addition to the fact that bonus targets also lag the market for the senior executive group. Given the outstanding performance of the Company under this management team, the Committee elected to award restricted stock to the senior management team to compensate for the below market stock awards in 1998 and the continuing below market bonus awards. This combined award of stock options and restricted stock to nine senior executives matched competitive market levels.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CEO COMPENSATION

     The Committee established Mr. Evan's base salary at $550,000, which approximates the median level of CEOs at comparator companies. The Committee awarded Mr. Evans a bonus of $300,000 for 1999, which was slightly above his 50% target bonus of $245,900. The additional bonus was in recognition of the superior financial results of the Company and his outstanding leadership in 1999. The Committee also increased Mr. Evans bonus target to 60% to more closely approximate market levels. Mr. Evans was also granted 140,000 options with an exercise price of $24.75 as detailed in the table on page 10. This award, in conjunction with an award of 10,000 restricted shares, approximated the median level for CEOs of comparator companies. As of December 31, 1999, Mr. Evans had beneficial ownership of 373,984 shares of stock (includes 190,364 shares of which he has a right to receive pursuant to presently exercisable options).

SECTION 162(m)

     Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to the Chief Executive Officer and the four other most highly compensated executive officers unless the compensation is performance-based. One condition to qualify compensation as performance-based is to establish the amount of the award on an objective formula that precludes any discretion. The Committee continues to review the impact of this tax code provision on the Company's incentive plans and has determined that Section 162(m) is currently inapplicable because no named executive officer receives compensation in excess of $1 million. The Committee also believes it is in the Company's and shareholders' best interests to retain the discretionary evaluation of individual performance as provided in the annual incentive plan.

CONCLUSION

     The Committee believes these executive compensation policies and programs effectively serve the interests of shareholders and the Company. The various pay vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Company's overall future successes, thereby enhancing the value of the Company for the shareholders' benefit.

     The Committee will continue to monitor the effectiveness of the Company's total compensation program to meet the current needs of the Company.

       Roy H. Cullen
       James W. Gorman, Jr.
       John C. Korbell (Advisory Director)
       Mary Beth Williamson
       Ruben M. Escobedo, Chairman

2. COMPENSATION AND BENEFITS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     Since January 1, 1999, some of the members of the Compensation and Benefits Committee of Cullen/ Frost, and some of their associates, have been and continue to be customers of one or more of the Cullen/ Frost subsidiary banks. In the opinion of management, these transactions were in the ordinary course of such banks' business. No special treatment was given with respect to interest rates, collateral, or risk. Additional transactions in the future may be expected to take place in the ordinary course of such banks' business.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

3. SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The table below gives information on compensation for the Chief Executive Officer of Cullen/Frost and the other three most highly compensated executive officers (the "named executive officers").

                                              ANNUAL COMPENSATION                        LONG-TERM COMPENSATION
                                     -------------------------------------   -----------------------------------------------
          NAME AND                                          OTHER ANNUAL     RESTRICTED    STOCK OPTIONS        ALL OTHER
     PRINCIPAL POSITION       YEAR    SALARY     BONUS     COMPENSATION(1)    STOCK(2)    (# OF SHARES)(3)   COMPENSATION(4)
     ------------------       ----   --------   --------   ---------------   ----------   ----------------   ---------------
T. C. Frost.................  1999   $ 30,000   $     --       $21,691        $     --          8,000            $32,105
  Senior Chairman             1998   $ 30,000   $     --       $22,552        $     --          8,000            $35,115
  Cullen/Frost                1997   $200,000   $250,000       $45,325        $     --             --            $66,747
Richard W. Evans, Jr........  1999   $491,667   $300,000       $ 8,175        $247,500        140,000            $23,980
  Chairman & CEO              1998   $413,333   $275,000       $16,193        $241,563         90,000            $30,920
  Cullen/Frost                1997   $358,333   $175,000       $16,288        $240,938         30,000            $27,140
Phillip D. Green............  1999   $238,333   $100,000       $ 1,867        $ 74,250         40,000            $ 6,776
  Chief Financial Officer     1998   $214,167   $ 95,000       $ 6,088        $ 43,481         20,000            $14,417
  Cullen/Frost                1997   $185,000   $ 63,000       $ 6,135        $ 84,328         10,000            $12,475
Patrick B. Frost............  1999   $247,500   $ 74,300       $ 1,939        $ 74,250         40,000            $ 5,788
  President, San Antonio      1998   $232,500   $ 73,500       $ 6,622        $ 48,313         22,000            $14,495
  Cullen/Frost                1997   $217,500   $ 69,000       $ 7,461        $ 96,375         10,000            $13,573

---------------

(1) Represents payments to compensate the employee for income taxes on elective deferrals and company matching contributions to Cullen/Frost's 1991 Thrift Stock Purchase Plan ("1991 Thrift Plan") and comparable benefits to the Company's 401(k) Plan for all employees whose participation in the 401(k) Plan is limited by the IRS rules. This is 23 employees for 1999. Mr. T. C. Frost's values represent $21,691 to reimburse him for taxes on life insurance premiums paid for by the Company.

(2) Represents the dollar value of restricted stock awards, based on the closing market price of Cullen/Frost stock on grant date ($24.75). The total number of restricted shares and their aggregate market value at December 31, 1999 were: Mr. T. C. Frost, 0 shares; Mr. Evans, 30,000 shares valued at $772,500; Mr. Green, 8,300 shares valued at $213,725; and Mr. P. Frost, 9,000 shares valued at $231,750. Aggregate market value is based on the closing price of the common stock ($25.75) on December 31, 1999. Dividends are paid on the restricted shares at the same time and at the same rate as dividends paid to shareholders of unrestricted shares. Stock awarded in 1997 vests at the end of three years from the date of the award; stock awarded in 1998 and 1999 vests at the end of four years from the date of the award.

(3) Reflects adjustment for the 2-for-1 stock split in 1999.

(4) Represents total and/or imputed income from certain insurance premiums paid by Cullen/Frost and Company's contributions to the 1991 Thrift Plan. The amount for insurance premiums and/or imputed income for 1999 and 1998 were $38,193 and $40,467 respectively. The Company's contribution to the 1991 Thrift Plan was $30,456 in 1999 and $54,480 in 1998.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     The following tables give information on stock options for 1999 under the Cullen/Frost Bankers, Inc. 1992 Stock Plan to the named executive officers:

                      OPTION GRANTS IN LAST FISCAL YEAR(1)

                                                                                                POTENTIAL REALIZABLE VALUE
                                     NUMBER OF       % OF TOTAL                                 AT ASSUMED ANNUAL RATES OF
                                    SECURITIES     OPTIONS/ SARS                                 STOCK PRICE APPRECIATION
                                    UNDERLYING       GRANTED TO                                     FOR OPTION TERM(2)
                                   OPTIONS/ SARS    EMPLOYEES IN    EXERCISE   EXPIRATION   ----------------------------------
              NAME                    GRANTED      FISCAL YEAR(1)    PRICE        DATE        0%         5%            10%
              ----                 -------------   --------------   --------   ----------   ------   -----------   -----------
T. C. Frost......................       8,000          0.5%          $24.75    10/12/2005   $   --   $    67,339   $   152,769
Richard W. Evans, Jr.............     140,000          9.2%          $24.75    10/12/2005   $   --   $ 1,178,431   $ 2,673,459
Phillip D. Green.................      40,000          2.6%          $24.75    10/12/2005   $   --   $   336,695   $   763,845
Patrick B. Frost.................      40,000          2.6%          $24.75    10/12/2005   $   --   $   336,695   $   763,845
All Shareholders.................         N/A           N/A          $24.75    10/12/2005   $   --   $12,785,981   $29,007,029

---------------

(1) Based on 1,519,000 options granted to all employees in 1999.

(2) Shows potential realizable value at assumed annual rates for all shareholders based on 52,823,153 shares outstanding as of December 31, 1999. Gains on "All Shareholders" assume a base price of $24.75.

            AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                                                                          TOTAL NUMBER OF
                                                                      TOTAL NUMBER OF SECURITIES            UNEXERCISED
                                                                        UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS/
                                                                           OPTIONS/ SARS AT             SARS HELD AT FISCAL
                                             SHARES                       FISCAL YEAR-END(1)                YEAR-END(2)
                                           ACQUIRED ON     VALUE      ---------------------------   ---------------------------
                  NAME                      EXERCISE      REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                  ----                     -----------   ----------   -----------   -------------   -----------   -------------
T. C. Frost..............................     2,090      $   92,070     438,624         79,200      $7,524,801      $742,088
Richard W. Evans, Jr.....................    25,872      $1,074,154     190,364        279,600      $2,757,466      $673,664
Phillip D. Green.........................    12,720      $  260,760      56,000         80,000      $  745,648      $240,772
Patrick B. Frost.........................        --              --     122,648         84,800      $1,931,952      $275,164

---------------

(1) Reflects 10% stock dividend in 1993 and 2-for-1 stock split in 1996 and 1999.

(2) Total value of options based on fair market value of Company Stock of $25.75 as of December 31, 1999.

4. OTHER PLANS AND AGREEMENTS

  Retirement Plan and Restoration Plan

     Cullen/Frost has a non-contributory Retirement Plan and Trust for Employees of Cullen/Frost Bankers, Inc. and its Affiliates for eligible employees which is designed to comply with the requirements of the Employee Retirement Income Security Act of 1974. It also has a Restoration Plan which provides benefits in excess of the limits under Section 415 of the Internal Revenue Code and in excess of limits on eligible earnings set by the Tax Reform Act of 1986; benefits are provided in connection with both the Retirement Plan and a previous employee stock ownership plan. The entire cost of the Retirement and Restoration Plans is provided by Cullen/Frost and its subsidiaries.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     The Pension Plan Table below shows the anticipated annual benefit, computed on a straight line basis, payable under the Retirement Plan and Restoration Plan upon the normal retirement of a vested executive officer of Cullen/Frost at age 65 after 15, 20, 25, 30, 35, 40, 45 and 50 years of credited service at specified annual compensation levels.

                               PENSION PLAN TABLE

                                                 YEARS OF SERVICE
               -------------------------------------------------------------------------------------
REMUNERATION      15         20         25         30         35         40         45         50
------------   --------   --------   --------   --------   --------   --------   --------   --------
  $175,000     $ 43,305   $ 57,740   $ 72,175   $ 86,610   $101,045   $111,983   $122,920   $133,858
   200,000       49,868     66,490     83,113     99,735    116,358    128,858    141,358    153,858
   225,000       56,430     75,240     94,050    112,860    131,670    145,733    159,795    173,858
   250,000       62,993     83,990    104,988    125,985    146,983    162,608    178,233    193,858
   300,000       76,118    101,490    126,863    152,235    177,608    196,358    215,108    233,858
   400,000      102,368    136,490    170,613    204,735    238,858    263,858    288,858    313,858
   450,000      115,493    153,990    192,488    230,985    269,483    297,608    325,733    353,858
   500,000      128,618    171,490    214,363    257,235    300,108    331,358    362,608    393,858
   550,000      141,743    188,990    236,238    283,485    330,733    365,108    399,483    433,858
   600,000      154,868    206,490    258,113    309,735    361,358    398,858    436,358    473,858
   650,000      167,993    223,990    279,988    335,985    391,983    432,608    473,233    513,858

     The Retirement Plan provides a monthly benefit based on a percentage of an eligible employee's final average Compensation based on the highest three years of compensation during the last ten years of service. Included in "Compensation" according to the Retirement Plan are Salary, Overtime, Bonuses, Commissions, and Wages deferred for the Company 401(k) Plan or used to pay health care premiums, expenses, or parking under the Company Pre Tax Plan (IRS Section 125 Plan). Participants in the Plan are fully vested in their accrued benefits under the Plan upon attaining age 65 or after five years of service, whichever occurs first. Death benefits are provided to married participants who have completed five years of service. Normal retirement is at age 65 but early retirement is available starting at age 55. Early Retirement benefits are provided on a reduced basis. The benefit amounts listed in the table represent amounts payable from the plans and are not subject to any additional deduction for social security benefits or other offset amounts.

     The years of credited service under the Retirement Plan as of December 31, 1999 for each person named in the Summary Compensation Table on page 10 are: Mr.
T. C. Frost -- 50 years; Mr. Evans -- 29 years (40 years at age 65); Mr. P. Frost -- 15 years (41 years at age 65); and Mr. Green -- 19 years (39 years at age 65). Mr. T. C. Frost activated his retirement benefit effective July 1, 1994, but still remains an active employee. Each year, his retirement benefits will be recalculated based on his earnings for that year.

     The Company also maintains a supplemental executive retirement plan (SERP). The plan provides for target retirement benefits, as a percentage of annual cash compensation, beginning at age 55. The target percentage is 45% of annual cash compensation age 55, increasing to 60% at age 60 and later. Benefits under the SERP are reduced dollar-for-dollar by benefits received under the Retirement and Restoration Plans, described previously, and any social security benefits. Mr. Evans currently participates in the SERP. At current salary levels, at age 60, Mr. Evans would receive $73,362 annually.

  Change-in-Control Agreements

     Cullen/Frost has change-in-control agreements with three of the four named executives above and other key employees. The main purposes of these agreements are: (i) to help executives evaluate objectively whether a potential change-in-control is in the best interests of shareholders; (ii) to help protect against the departure of executives, thus assuring continuity of management, in the event of an actual or threatened merger or change-in-control; and (iii) to maintain compensation and benefits comparable to those available from competing employers. "Change-in-control" is defined as an acquisition of 20 percent or more of Cullen/ Frost Common Stock by an individual, corporation, partnership, group, association, or other person; certain

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

changes in the composition of the Board of Directors by 50 percent or more; or certain changes-in-control which must be reported to the Securities and Exchange Commission.

     Messrs. Evans, P. Frost, and Green could receive 2.99 times their average annual compensation during the previous five years if their position is terminated within two years following the change-in-control either by Cullen/Frost, if the termination is for reasons other than cause, disability or retirement, or by the covered person if the covered person terminates his employment for good reason. Good reason is defined as a significant reduction or change in responsibility, involuntary transfer to a new location, a reduction in compensation or benefits, the failure of any successor to Cullen/Frost to assent to such change-in-control agreement, any purported termination by Cullen/Frost of the covered person without providing such person a proper written notice of termination or, in the case of the three executives, their good faith determination, within 90 days of a change-in-control, that as a result of the change-in-control they are not able to discharge their duties effectively. The agreements also provide for a continuation of certain employee benefits for qualifying executives upon a change-in-control.

     Assuming that a change-in-control of Cullen/Frost had occurred effective December 31, 1999 and that termination of employment also had occurred on that date, the maximum amounts that could be payable to the named executives are: Mr. Evans -- $2,523,707; Mr. Green -- $1,436,013; and Mr. P. Frost -- $913,636.

5. EXECUTIVE STOCK OWNERSHIP

     The table below lists the number of shares of Cullen/Frost Common Stock beneficially owned by each of the named executive officers and by all directors, nominees, and executive officers of Cullen/Frost as a group:

                                                                 SHARES OWNED(1,2)
                                                              ------------------------
                                                               AMOUNT AND
                                                               NATURE OF
                                                               BENEFICIAL
                                                              OWNERSHIP(3)     PERCENT
                                                              ------------     -------
T. C. Frost.................................................   1,595,058(4)     2.96%
Richard W. Evans, Jr........................................     373,984        0.69%
Patrick B. Frost............................................     182,904        0.34%
Phillip D. Green............................................      95,649        0.18%
All directors, nominees and executive officers as Group (25
  persons, including two advisory directors)................   4,100,933(5)     7.64%

---------------

(1) All balances reflect a two for one stock split paid on June 22, 1999 to all shareholders in the class of record as of June 1, 1999.

(2) Beneficial ownership is as of December 31, 1999 unless otherwise indicated. Beneficial ownership includes shares for which the individual had a right to acquire pursuant to employee stock options exercisable within sixty (60) days from December 31, 1999, as follows: Mr. T. C. Frost 438,624; Mr. Evans 190,364; Mr. P. Frost 122,648; Mr. Green 56,000 and all executive officers and directors as a group 1,009,636.

(3) Includes the following shares allocated under the 401(k) Stock Purchase Plan for which each beneficial owner has both sole voting and investment power:
    Mr. T. C. Frost 44,198; Mr. Evans 32,686; Mr. P. Frost 13,920; and Mr. Green 19,573.

(4) Includes 41,184 shares held in the Pat and Tom Frost Foundation Trust for which Mr. T. C. Frost disclaims beneficial ownership.

(5) Includes 110,377 shares for which directors, nominees and named executive officers have both sole voting and investment power; 91,128 shares with shared voting and shared investment power with others; and 187,094 shares owned by two advisory directors.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                               PERFORMANCE GRAPH

     The following performance graph compares the cumulative total shareholder return on Cullen/Frost Common Stock with the cumulative total return of companies on the Standard & Poor's 500 Stock Index and the Standard & Poor's Major Regional Bank Index.

5 YEAR TOTAL SHAREHOLDER RETURN

                              [PERFORMANCE GRAPH]

----------------------------------------------------------------------------------------------------------------
                                     Dec 1994     Dec 1995     Dec 1996     Dec 1997     Dec 1998     Dec 1999
----------------------------------------------------------------------------------------------------------------
 Cullen Frost                        $100.00      $166.19      $227.27      $423.67      $391.39      $377.11

 S&P 500                             $100.00      $137.45      $168.93      $225.21      $289.43      $350.26

 S&P 500 Banks (Major Regional)      $100.00      $157.24      $214.71      $322.72      $356.38      $305.99


        ASSUMES $100 INVESTED ON 12/31/94 AND REINVESTMENT OF DIVIDENDS.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                             PRINCIPAL SHAREHOLDERS

     At December 31, 1999 the only shareholders known by the management of Cullen/Frost to own beneficially more than five percent of the outstanding shares of Cullen/Frost Common Stock were:

                                                                              INVESTMENT
                                        VOTING AUTHORITY                      AUTHORITY               AMOUNT OF     PERCENT
                                ---------------------------------   ------------------------------    BENEFICIAL      OF
       NAME AND ADDRESS           SOLE       SHARED       NONE        SOLE      SHARED     NONE      OWNERSHIP(1)    CLASS
------------------------------  ---------   ---------   ---------   ---------   ------   ---------   ------------   -------
Cullen/Frost Bankers, Inc.....    465,117   3,240,105   1,137,012     469,707   71,236   4,301,291    4,842,234      9.2%
  P. O. Box 1600
  San Antonio, Texas 78296
The Frost National Bank.......    401,628   3,182,838     798,666     345,513   65,650   3,971,969    4,383,132      8.3%
  P. O. Box 1600
  San Antonio, Texas 78296
John Hancock Mutual...........  2,721,170         -0-         -0-   2,721,170      -0-         -0-    2,721,170      5.1%
  Life Insurance Co.
  P. O. Box 111
  Boston, Massachusetts 02199

---------------

(1) Cullen/Frost owned no securities of Cullen/Frost for its own account. All of the shares are held by Cullen/ Frost subsidiary banks, The Frost National Bank and United States National Bank of Galveston. Each bank has reported that the securities registered in its name as fiduciary or in the names of various of its nominees are owned by many separate accounts. The accounts are governed by separate instruments which set forth the powers of the fiduciary with regard to the securities held.

                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

     Since January 1, 1999 some of the executive officers and Directors of Cullen/Frost, and some of their associates, are current or past customers of Cullen/Frost subsidiary banks. Transactions with these banks have been in the ordinary course of business. Other transactions have included, in addition to borrowings from the subsidiary banks, the following:

          1. Cullen/Frost and some of its subsidiaries have policies of insurance written through Catto & Catto Insurance. Mr. Catto and Mr. Hayne, both Cullen/Frost directors, are partners in the insurance company. Fees paid by Cullen/Frost and its subsidiaries aggregated less than five percent of the total gross revenues of Catto & Catto Insurance for its fiscal year ended December 31, 1999.

          2. The offices of the Hulen Financial Center of The Frost National Bank are leased on a long-term basis from OPNB Building, a Texas joint venture. During 1999, lease payments of $793,635 were made by Frost Bank to OPNB Building J.V. Mr. R. Denny Alexander, a Director of Cullen/Frost, owns a 30 percent interest in OPNB Building J.V.

     In the opinion of management, all of the foregoing transactions had substantially the same terms, interest rates, collateral, or risk as those transactions with unaffiliated individuals. Additional transactions may take place in the future.

                             SELECTION OF AUDITORS
                             (ITEM 2 ON PROXY CARD)

     The Board of Directors recommends that the shareholders of the Company approve the selection of Ernst & Young LLP, certified public accountants, as independent auditors of Cullen/Frost. With an affirmative vote of a majority of the shares of Cullen/Frost Common Stock present in person or by proxy at the meeting, the Board of Directors will adopt a resolution naming Ernst & Young LLP as independent

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

auditors of Cullen/Frost for the fiscal year which began January 1, 2000. Ernst & Young LLP has audited the financial statements of Cullen/Frost since 1969.

     Representatives from Ernst & Young LLP will not be present at the meeting. If any shareholder wants to ask them a question, management will ensure that the question is sent to the independent auditors and that an appropriate response is made directly to the shareholder.

                             SHAREHOLDER PROPOSALS

     To be eligible under the Securities and Exchange Commission's shareholder proposal rule (Rule 14a-8) for inclusion in Cullen/Frost's proxy statement, proxy card, and presentation at Cullen/Frost's 2001 Annual Meeting of Shareholders (currently scheduled to be held on May 30, 2001), a proposal of a shareholder must be received by Cullen/Frost at its principal offices no later than December 21, 2000. For a shareholder proposal submitted outside of the process provided by Rule 14a-8 to be eligible for presentation at Cullen/ Frost's 2001 Annual Meeting, timely notice thereof must be received by Cullen/Frost at least 60 days before the meeting (for a May 30, 2001 meeting, notice is required by March 31, 2001). If the date of the 2001 meeting is changed this date will change. This notice must be in the manner and form required by Cullen/ Frost's by-laws.

                                 OTHER MATTERS

     Management of Cullen/Frost knows of no other business to be presented at the meeting. If other matters do properly come before the meeting, the persons named in the proxy will vote shares according to their best judgment unless they are instructed differently.

                                            By Order of the Board of Directors

                                            /s/ STAN McCORMICK
                                            STAN McCORMICK
                                            Corporate Secretary

Dated: April 19, 2000

     A copy of Cullen/Frost's 1999 Annual Report on Form 10-K is available without charge (except for exhibits) upon written request to Cullen/Frost Bankers, Inc., attention Greg Parker, 100 West Houston Street, San Antonio, Texas 78205.
--------------------------------------------------------------------------------

     [       ]

(1)  ELECTION OF DIRECTORS     FOR all nominees    [ ]       WITHHOLD AUTHORITY to vote        [ ]      *EXCEPTIONS: FOR all     [ ]
                               listed below                  for all nominees listed below               nominees except those
                                                                                                         listed below

     Class I:  Isaac Arnold, Jr., Harry H. Cullen, Patrick B. Frost, James L. Hayne, Robert S. McClane, Mary Beth Williamson

     *Exceptions
                --------------------------------------------------------------------------------------------------------------------

(2) The approval of the selection of Ernst & Young LLP as independent auditors of Cullen/Frost for the fiscal year that began January 1, 2000.

     FOR  [ ]  AGAINST   [ ]  ABSTAIN   [ ]







                                                                                              Address Change
                                                                                                                          [ ]
                                                                                              and/or Comments Mark Here

                                                                                Signature should correspond with the printed name
                                                                                appearing hereon. When signing in a fiduciary or
                                                                                representative capacity, give full title as
                                                                                such, or when more than one owner, each should sign.

                                                                                Dated:                      , 2000
                                                                                      ----------------------


                                                                                --------------------------------------------------
                                                                                             (Signature of Shareholder)


                                                                                --------------------------------------------------
                                                                                             (Signature of Shareholder)

                                                                                VOTES MUST BE INDICATED (X)    [ ]
                                                                                IN BLACK OR BLUE INK.

PLEASE BE CERTAIN THAT YOU HAVE DATED AND SIGNED THIS PROXY. RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.


     PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING
                         OF CULLEN/FROST BANKERS, INC.


     The undersigned hereby revoking all proxies previously granted, appoints T.C. FROST, RICHARD W. EVANS, JR., and PATRICK B. FROST, and each of them, with power of substitution, as proxy of the undersigned, to attend the Annual Meeting of Shareholders of Cullen/Frost Bankers, Inc. on May 31, 2000, and any adjournments thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present as designated on the reverse.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN, IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, AND 2 AND AT THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

             (Continued and to be dated and signed on the reverse.)



                                                      CULLEN/FROST BANKERS, INC.
                                                      P.O. BOX 11100
                                                      NEW YORK, N.Y. 10203-0100